Filed pursuant to Rule 424(b)(2)
Registration No. 333-279002

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 30, 2024)

$500,000,000

Meritage Homes Corporation

5.650% Senior Notes due 2035

The Notes

We are offering $500,000,000 aggregate principal amount of our 5.650% senior notes due 2035 (the “notes”).

The notes will mature on March 15, 2035. The notes will pay interest semi-annually in cash in arrears on March 15 and September 15 of each year, beginning on September 15, 2025. The notes will accrue interest at the rate of 5.650% per annum.

On the closing date of this offering, the notes will be guaranteed by substantially all of our subsidiaries. The notes and the respective guarantees will be senior unsecured obligations. The notes will rank equally in right of payment with all of our existing senior indebtedness, including our existing senior and convertible senior notes and our revolving credit facility, and senior to any future indebtedness that is expressly subordinated in right of payment to the notes. The guarantees will rank equally with all existing and future unsecured and unsubordinated indebtedness of the guarantors, including their guarantees of our existing senior and convertible senior notes and our revolving credit facility. See “Description of notes—Ranking.”

We may redeem some or all of the notes at any time or from time to time at the redemption prices described in this prospectus supplement. See “Description of notes—Optional redemption.” In addition, upon the occurrence of both a Change of Control and a Rating Decline (each as defined in “Description of notes”), subject to certain exceptions, we will make an offer to each holder to purchase all or any part of that holder’s notes at a purchase price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of purchase. See “Description of notes—Certain covenants—Change of Control.”

Use of Proceeds

We intend to use the net proceeds of this offering for general corporate purposes.

Investing in the notes involves risks. See “Risk factors“ beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price(1)	99.439%	$497,195,000
Underwriting discount	0.750%	$3,750,000
Proceeds, before expenses, to Meritage Homes Corporation(1)	98.689%	$493,445,000

(1)	Plus accrued interest, if any, from March 6, 2025.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about March 6, 2025.

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Goldman Sachs & Co. LLC		Mizuho

Fifth Third Securities	PNC Capital Markets LLC	Regions Securities LLC	Truist Securities	US Bancorp

Co-Managers

Texas Capital Securities	Wedbush Securities	Comerica Securities

The date of this prospectus supplement is February 27, 2025.

We have not, and the underwriters have not, authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus supplement and the accompanying prospectus, any documents incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or the information contained in any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date of such document, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Table of contents

Prospectus Supplement

Prospectus dated April 30, 2024

That distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer of solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or any person to whom it is unlawful to make the offer or solicitation.

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. If the information about the offering of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. For information about the notes, see “Description of notes” in this prospectus supplement. When we refer to this “document,” we mean this prospectus supplement and the accompanying prospectus, unless the context otherwise requires.

Before you invest in the notes, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Incorporation by reference.” Any statement made in this prospectus supplement or the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference therein will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

S-ii

Incorporation by reference

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this or another document.

We are incorporating by reference in this prospectus supplement the following documents, which we have previously filed with the SEC. Each of the documents incorporated by reference is an important part of this prospectus supplement.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on February 20, 2025;

•

our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2024, but only to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2023; and

•	our Current Report on Form 8-K filed on January 6, 2025

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus supplement and the termination of the offering of the securities. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished and not filed by us under any item of any current report on Form 8-K, including the related exhibits, which is deemed not to be incorporated by reference in this prospectus supplement or the accompanying prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus supplement. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the termination of this offering will automatically update and supersede previous information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

You can obtain any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus supplement and the accompanying prospectus, by requesting them in writing or by telephone from us at the following address:

Investor Relations

Meritage Homes Corporation

18655 North Claret Drive, Suite 400

Scottsdale, Arizona 85255

(480) 515-8100

S-iii

Forward-looking statements

Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company’s stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in interest rates or decreases in mortgage availability, and the cost and use of rate locks and buy-downs; the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; shortages in the availability and cost of subcontract labor; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our exposure to counterparty risk with respect to our capped calls; our ability to obtain financing if our credit ratings are downgraded; our exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations; liabilities or restrictions resulting from regulations applicable to our financial services operations; negative publicity that affects our reputation; and potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent reports incorporated by reference in this prospectus supplement and the accompanying prospectus should be consulted. Additional information about issues that could lead to material changes in performance and risk factors that have the potential to affect us is contained in this prospectus supplement, in our annual report on Form 10-K for the fiscal year ended December 31, 2024 which is filed with the SEC. See “Incorporation by reference.”

S-iv

Summary

This is only a summary of the offering. To fully understand an investment in the notes, you must consider this prospectus supplement, the accompanying prospectus and the detailed information incorporated by reference into them, including the financial statements and their accompanying notes.

For purposes of this prospectus supplement, unless we have indicated otherwise or the context otherwise requires, the terms the “Company,” “we,” “our” or like terms refer to Meritage Homes Corporation, a Maryland corporation, and its predecessors and subsidiaries.

Meritage Homes Corporation

Overview

Meritage Homes is a leading designer and builder of single-family attached and detached homes. We primarily build in historically high-growth regions of the United States and offer a variety of entry-level and first move-up homes. We have operations in three regions: West, Central and East, which are comprised of twelve states: Arizona, California, Colorado, Utah, Texas, Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, and Tennessee. These three regions are our principal homebuilding reporting segments. We also operate a financial services reporting segment. In this segment, we offer title and escrow, mortgage, and insurance services. Carefree Title Agency, Inc. (“Carefree Title”), our wholly-owned title company, provides title insurance and closing/settlement services to our homebuyers in certain states. Managing our own title operations allows us greater control over the entire escrow and closing cycles in addition to generating additional revenue. Meritage Homes Insurance Agency, Inc. (“Meritage Insurance”), our wholly-owned insurance broker, works in collaboration with insurance companies nationwide to offer homeowners insurance and other insurance products to our homebuyers. Our financial services operations also provide mortgage services to our homebuyers through an unconsolidated joint venture.

Our homebuilding activities are conducted under the name of Meritage Homes in each of our homebuilding markets. At December 31, 2024, we were actively selling homes in 292 communities, with base prices ranging from approximately $203,000 to $1,089,000. Our average sales price (“ASP”) on home closings and orders was approximately $406,200 and $407,400, respectively, for the year ended December 31, 2024.

Recent results

The market for new homes was healthy in 2024 as the largest U.S. population cohorts of the millennial, Gen Z and baby boomer generations continue to need affordable, move-in ready homes. While demand was stable, volatile and elevated interest rates resulted in increased need for interest rate assistance for potential homebuyers to help with monthly mortgage affordability. The ability to offer financing incentives, including interest rate locks and buy-downs, combined with a short supply of re-sale inventory available has shifted demand to the new home market in recent years. We believe that our ability to offer financing incentives gives us a competitive advantage, particularly over resale homes, as individual home sellers are typically not able to provide such incentives, and that our all-spec strategy with a commitment to affordability can meet this demand, providing us with ample opportunity to capture and grow our market share.

Supply chain and labor market disruptions, shortages and other economic-related disruptions that impacted construction cycle times for the homebuilding industry during 2022 and 2023 stabilized in 2024. Throughout 2024, we further reduced our construction cycle time, reaching normalized cycle times of approximately

120 days by the end of the year. The increased capacity in supply chain has resulted in a decrease in some material costs over the past few years, and our higher volume allowed us to capture additional volume discounts from our national vendors. Land costs were elevated in 2024 following several years of historically high land development activity and negatively impacted our margins.

We have been successful in executing on our strategy to address the demand for more affordable homes by acquiring and developing communities and designing homes that can be delivered at a lower cost, simplifying our product and construction processes, and having an all spec home sales program, all of which allow buyers to move in quicker and make the entire home buying experience faster, easier and less costly. We are confident in our strategy and continue to demonstrate our commitment to first-time and first move-up buyers through our focus on delivering affordable homes. Our portfolio of active communities is largely concentrated on first-time buyers, as these provide us the best opportunity to offer affordable homes. We also remain committed to our key financial goals such as higher home closing revenue, strong home closing gross margin, controlling selling, and general and administrative costs, and maintaining sufficient liquidity. Our products and simplification strategy have enabled us to deliver on these goals and we believe will continue to provide improved profitability while also preserving liquidity. Our near-term objectives in today’s uncertain environment are expanding our market share and maintaining liquidity.

On November 21, 2024, our Board declared a two-for-one stock split to stockholders of record at the close of business on December 31, 2024 that was effective on January 2, 2025. All share and per share amounts in this prospectus supplement have been retroactively adjusted to reflect the stock split for all periods presented.

The following is summary financial data as of and for the years ended December 31, 2024 and 2023 (dollars in thousands other than per share amounts).

	2024	2023	Percentage Change
Homes closed (units)	15,611	13,976	12%
Home closing revenue	$6,341,546	$6,056,784	5%
Average sales price—closings	$406	$433	(6)%
Home orders (units)	14,606	13,193	11%
Home order value	$5,950,708	$5,675,892	5%
Average sales price—orders	$407	$430	(5)%
Ending backlog (units)	1,544	2,549	(39)%
Ending backlog value	$629,549	$1,088,137	(42)%
Average sales price—backlog	$408	$427	(4)%
Earnings before income taxes	$1,002,870	$949,430	6%
Net earnings	$786,186	$738,748	6%
Diluted EPS	$10.72	$9.96	8%

Company positioning

We believe that the investments in our new communities designed for the first-time and first move-up homebuyer, our move-in ready homes with our recently introduced 60-day closing ready commitment, and our partnership with external realtors create a differentiated strategy that has aided us in our growth in the highly competitive new home market.

Our focus on growing our community count and market share includes the following strategic initiatives:

•	Delivering affordable homes on a shorter timeline through simplification of production processes and maintaining levels of spec inventory that are aligned with our strategy;

•	Offering our customers affordable, move-in ready homes

•	Embracing external realtor relationships, as we view realtors as a trusted resource for potential customers, particularly for first-time buyers;

•	Providing homebuyers with our 60-day closing ready commitment;

•	Continuously improving the overall home buying experience through simplification and innovation; and

•	Increasing homeowner satisfaction by offering energy-efficient homes that come equipped with a suite of home automation standard features.

In addition to these strategic initiatives, we also remain committed to the following:

•	Achieving or maintaining a top 5 market position in all of our markets;

•

Targeting a strong, yet sustainable, orders pace through the use of consumer, market and potentially artificial intelligence research to ensure that we build homes that offer our buyers their desired features and amenities;

•	Maintaining and where possible, expanding, our home closing gross profit by growing closing volume, allowing us to better leverage our direct overhead;

•	Carefully managing our liquidity and a strong balance sheet. We ended the year with a 20.6% debt-to-capital ratio;

•	Balancing return of capital to our shareholders with internal growth goals, utilizing both share repurchases and dividend payments;

•	Managing construction efficiencies and costs through national and regional vendor relationships with a focus on timely, quality construction and warranty management; and

•

Promoting a positive environment for our employees through our commitment to inclusion and belonging, and providing market-competitive benefits in order to develop and motivate our employees, minimize turnover and maximize recruitment efforts.

Corporate information

We commenced our homebuilding operations in 1985 through our predecessor company, Monterey Homes. Meritage Homes Corporation was incorporated in the state of Maryland in 1988 under the name of Homeplex Mortgage Investments Corporation and merged with Monterey Homes in 1996, at which time our name was changed to Monterey Homes Corporation and later ultimately to Meritage Homes Corporation. Since that time, we have engaged in homebuilding and related activities. Meritage Homes Corporation operates as a holding company and has no independent assets or operations. Its homebuilding construction, development and sales activities are conducted through its subsidiaries.

Our principal offices are located at 18655 North Claret Drive, Suite 400, Scottsdale, Arizona 85255. Our telephone number is (480) 515-8100. Our website address is www.meritagehomes.com. The foregoing website information is provided as an inactive textual reference only. The information provided on our website is not part of this prospectus supplement and is not incorporated by reference as part of this prospectus supplement.

The offering

The summary below describes the principal terms of the notes and the guarantees. Many of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of this offering and the terms and conditions of the notes and guarantees, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including the sections of this prospectus supplement entitled “Risk factors” and “Description of notes.”

Issuer	Meritage Homes Corporation, a Maryland corporation

Securities Offered	$500,000,000 aggregate principal amount of our 5.650% senior notes due 2035.

Maturity Date	The notes will mature on March 15, 2035.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2025, and will be payable to holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date (whether or not a business day).

Optional Redemption	We may redeem all or a portion of the notes, at our option, at any time or from time to time. If the notes are redeemed prior to December 15, 2034 (three months prior to their maturity date) (the “Par Call Date”), the redemption price for the notes to be redeemed on any redemption date will be equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the “Description of notes”) plus 25 basis points less (b) interest accrued to the date of redemption; and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest on the principal amount of the notes being redeemed to (but not including) the redemption date. If the notes are redeemed on or after the Par Call Date, the redemption price for such notes will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to (but not including) the date of redemption. See “Description of notes—Optional redemption.”

Guarantees	On the closing date of this offering, the notes will be guaranteed by substantially all of our subsidiaries. If we cannot make payments on the notes when they are due, the guarantor subsidiaries are required to make them.

Ranking	The notes are our general obligations and will not be secured by any collateral. Your right to payment under the notes will be:

•	effectively junior to the rights of our secured creditors to the extent of the value of their security in our assets;

•	equal with the rights of creditors under any other unsecured unsubordinated debt, including our existing senior and convertible senior notes and our revolving credit facility; and

•	senior to the rights of creditors under any future debt that is expressly subordinated to these notes.

The guarantees will also not be secured by any collateral. Your right to payment under any guarantee will be:

•	effectively junior to the rights of secured creditors to the extent of the value of their security in the guarantors’ assets;

•

equal with the rights of creditors under the guarantors’ other unsecured unsubordinated debt, including guarantees of our existing senior and convertible senior notes and our revolving credit facility; and

•	senior to the rights of creditors under any of the guarantors’ future debt that is expressly subordinated to the guarantees.

The notes and the guarantees will be structurally subordinated to the indebtedness and liabilities of any non-guarantor subsidiaries, which indebtedness and liabilities were nominal at December 31, 2024.

As of December 31, 2024, Meritage Homes Corporation and the guarantors had approximately $1,354.3 million aggregate principal amount of debt outstanding. Of this debt, $29.3 million aggregate principal amount was secured debt and $1,325.0 million aggregate principal amount was unsubordinated unsecured debt that will rank equally with the notes being offered by this prospectus supplement.

In addition, at December 31, 2024, we had unused commitments of $799.6 million available to be borrowed under our revolving credit facility.

Form and Denomination	The notes will be represented by one or more global notes. The global notes will be deposited with the trustee, as custodian for The Depository Trust Company, or DTC.

Ownership of beneficial interests in the global notes will be shown on, and transfers of such interests will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants, including the depositaries for Clearstream Banking Luxembourg, or Euroclear Bank S.A./N.V., as operator of the Euroclear System.

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000.

Certain Covenants	We will issue the notes under an indenture, as supplemented by a separate supplemental indenture, to be entered into on the date of issuance of the notes offered hereby. We refer to the indenture, as supplemented, as the “indenture.” The indenture, among other things, restricts our ability and the ability of the guarantors to:

•	incur debt secured by certain assets;

•	engage in sale and leaseback transactions with respect to certain assets; and

•	engage in mergers, consolidations or sales of all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described in the section “Description of notes—Certain covenants.”

Change of Control Triggering Event	Upon the occurrence of both a Change of Control and a Rating Decline (each as defined in “Description of notes”), subject to certain exceptions, we will make an offer to each holder to purchase all or any part of that holder’s notes at a purchase price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of purchase. See “Description of notes—Change of Control.”

United States Federal Income Tax Considerations	For certain United States federal income tax consequences of the ownership and disposition of the notes, see “Certain United States federal income tax considerations.”

Absence of Public Trading Market	The notes will be a new issue of securities for which there is currently no market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, there can be no assurance that a liquid market for the notes will develop or be maintained. See “Risk factors.”

Use of Proceeds	The net proceeds from this offering of notes will be approximately $492.0 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes. See “Use of proceeds.”

Trustee	Regions Bank.

Risk Factors	See “Risk factors” beginning on page S-7 and other information included or incorporated by reference in this prospectus supplement for a discussion of the factors you should consider carefully before deciding to invest in the notes being offered by this prospectus supplement.

Risk factors

Investing in the notes involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of the notes. These risks and uncertainties include those described in the risk factors and other sections of the documents that are incorporated by reference in this prospectus supplement. You should carefully consider these risks and uncertainties and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you invest in the notes.

Risks related to this offering

Our level of indebtedness may adversely affect our financial position and prevent us from fulfilling our debt obligations.

The homebuilding industry is capital intensive and requires significant up-front expenditures to secure land and pursue development and construction on such land. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. At December 31, 2024, we had approximately $1.3 billion of indebtedness and $651.6 million of cash and cash equivalents. After giving effect to the sale of the notes offered hereby, we would have had approximately $1.8 billion of indebtedness as of December 31, 2024 and our indebtedness would have represented approximately 26.2% of our total capitalization as of that date. See “Capitalization.” The level of our indebtedness could have important consequences to our stockholders, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes could be impaired;

•

we could be required to use a substantial portion of our cash flow from operations to pay interest and principal on our indebtedness, which would reduce the funds available to us for other purposes such as land and lot acquisition, development and construction activities;

•

although we have a relatively low level of indebtedness and a relatively high balance of cash and cash equivalents, some of our competitors may have additional access to capital, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

•	we may be more vulnerable to economic downturns and adverse developments in our business than some of our competitors.

Furthermore, the holders of our 1.750% Convertible Senior Notes due 2028 (the “2028 Convertible Notes”) have the right to convert their notes upon the occurrence of certain conversion conditions. Upon conversion, we will be required to make cash payments up to the aggregate principal amount of the 2028 Convertible Notes to be converted and cash, shares of common stock or a combination of cash and shares of common stock, at our election, in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the 2028 Convertible Notes being converted.

We expect to generate cash flow to pay our expenses and to pay the principal and interest on our indebtedness with cash flow from operations or from existing working capital. Our ability to meet our expenses thus depends, to a large extent, on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. If we do not have sufficient funds, we may be required to refinance all or part of our existing debt, sell assets, issue equity or borrow additional funds. We cannot guarantee that we will be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements may restrict or limit us from pursuing any of these alternatives.

The notes and the guarantees will be effectively subordinated to all existing and future secured indebtedness of the Company or the applicable subsidiary guarantor to the extent of the value of the assets securing that indebtedness, and the notes and any guarantees will be structurally subordinated to indebtedness of any non-guarantor subsidiaries.

The notes and the guarantees will be effectively junior to the rights of secured creditors of the Company or the applicable subsidiary guarantor to the extent of the value of their security in the applicable assets. Other than the indenture’s restriction, subject to certain exceptions, on incurrence by the Company and the guarantor subsidiaries of liens on their assets to secure indebtedness or engage in sale and leaseback transactions, in each case, without equally and ratably securing the notes, the terms of the notes will not impose any limitation on us or our subsidiaries’ ability to incur such additional indebtedness.

The notes and the guarantees will be structurally subordinated to all existing and future debt and other liabilities of any non-guarantor subsidiaries, and the claims of creditors of those subsidiaries will have priority as to the assets of those subsidiaries. Our non-guarantor subsidiaries had nominal assets and liabilities at December 31, 2024. The indenture under which the notes will be issued does not limit the ability of our non-guarantor subsidiaries to incur additional indebtedness.

As a result, we or our subsidiaries may incur substantial additional indebtedness in the future, which may rank senior, including by effective or structural subordination, to the notes or any guarantees. In the event of bankruptcy, liquidation, reorganization or other winding up, there may not be sufficient assets remaining to pay amounts due on any or all of the notes or guarantees then outstanding.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase notes bearing interest at fixed rates of interest and market interest rates increase, the market values of those notes may decline. We cannot predict the future level of market interest rates.

The indenture for the notes may not provide protection against events or developments that may affect our ability to repay the notes or the trading prices for the notes.

The indenture contains a covenant limiting the ability of the Company and the guarantors to incur liens on their assets to secure indebtedness or engage in sale and leaseback transactions, in each case, without equally and ratably securing the notes. This limitation is subject to a number of important exceptions.

The indenture does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, will not protect holders of the notes in the event that we experience material adverse changes in our financial condition or results of operations;

•	limit the ability of the Company or any of its subsidiaries to incur indebtedness (except as stated above);

•	restrict our ability to pay dividends, prepay indebtedness ranking junior to the notes or make investments; or

•

restrict our ability to engage in any acquisition or other transaction, other than our ability to merge or consolidate with, or sell all or substantially all of our assets to, another person without the surviving or transferring person (if other than the Company) assuming the obligations under the notes.

For these reasons, you should not consider the covenants in the indenture to be significant protections in evaluating whether to invest in the notes.

We may not be able to purchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of notes”), subject to certain exceptions, we will make an offer to each holder of notes to purchase all or any part of such holder’s notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Triggering Event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to purchase the notes. Our failure to purchase the notes as required under the indenture that will govern the notes would result in a default under the indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes. See “Description of notes—Change of Control.”

Federal and state fraudulent conveyance laws allow courts, under specific circumstances, to void obligations under the notes or the guarantees and require holders to return payments received from us or a subsidiary guarantor.

The incurrence of indebtedness by us or the subsidiary guarantors, such as the notes or the guarantees, may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors. Under these laws, a court may void or otherwise decline to enforce the notes or the guarantees if the court were to find that, at the time we or any subsidiary guarantor incurred indebtedness (including indebtedness under the notes or the guarantees):

•	we or any subsidiary guarantor, as applicable, incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors; or

•

we or any subsidiary guarantor, as applicable, (1) received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (2) (a) were insolvent or rendered insolvent by reason of such incurrence, (b) were left with inadequate capital to conduct our business, (c) believed or reasonably should have believed that we or such subsidiary guarantor, as the case may be, would incur debts beyond our or its ability to pay or (d) were a defendant in an action for money damages or had a judgment for money damages docketed against us or such subsidiary guarantor, as the case may be, if, in either case, the judgment is unsatisfied after final judgment.

A court would likely find that we or a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for the notes if we, or such subsidiary guarantor, did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or a guarantee you would no longer have any claim against us or such subsidiary guarantor, as applicable. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or a subsidiary guarantor. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt, which could result in acceleration of that debt.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;

•

the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

There can be no assurance as to what standards a court would use to determine whether we or any subsidiary guarantor were solvent at the relevant time, or whether, whatever standard is used, the notes or the guarantees would not be avoided or subordinated on another of the grounds set forth above.

In addition, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by us or any subsidiary guarantor within 90 days after any payment by us with respect to the notes or by such subsidiary guarantor under the applicable guarantee or if we or such subsidiary guarantor anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be voided as a preferential transfer, and the recipient of such payment could be required to return such payment. To the extent that the guarantee is avoided as a preference or otherwise, you would lose the benefit of the guarantee.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (a) the holder of notes engaged in some type of inequitable conduct, (b) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (c) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by certain of the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Credit ratings may not reflect all risks, are not recommendations to buy or hold securities and may be subject to revision, suspension or withdrawal at any time. Such changes may adversely affect the cost and terms and conditions of our financings and could adversely affect the value and trading of the notes.

One or more independent credit rating agencies may assign credit ratings to the notes. The ratings may not reflect the potential impact of all risks related to the structure, market, additional risk factors discussed herein and other factors that may affect the value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal by the rating agency at any time. No assurance can be given that a credit rating will remain constant for any given period of time or that a credit rating will not be lowered or withdrawn entirely by the credit rating agency if, in its judgment, circumstances in the future so warrant. We consider the availability of third-party financing to be a key component of our long-term strategy to grow our business either through acquisitions or through internal expansion. As of December 31, 2024, our credit ratings were BBB-, Baa3, and BBB- by Standard and Poor’s Financial Services, Moody’s Investor Services and Fitch Ratings, respectively, our three rating agencies. Any downgrades from these ratings may impact our ability to obtain future additional financing, or to obtain such financing on terms that are favorable to us and therefore, may adversely impact our future operations and our access to, and cost of, debt financing may be negatively impacted. Such changes could also adversely affect the value and trading of the notes.

Because the notes will initially be issued in book-entry form, holders must rely on DTC’s procedures to receive communications relating to the notes and exercise their rights and remedies.

We will initially issue the notes in the form of one or more global notes registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of notes—Book-entry, delivery and form.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the notes. Instead, DTC or its nominee will be the sole holder of global notes. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis. In addition, notices and other communications relating to the notes will be sent to DTC. We expect DTC to forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants. But we can make no assurances that you timely receive any such communications.

We may redeem your notes at our option, which may adversely affect your return.

We may redeem the notes, in whole or in part, at our option at any time or from time to time at the applicable redemption prices and subject to the terms described in “Description of Notes—Optional redemption” described in this prospectus supplement. Prevailing interest rates at the time we redeem the notes may be lower than the interest rate on the notes. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate equal to or higher than the interest rate on the notes. See “Description of the notes—Optional redemption” for a more detailed description of the conditions under which we may redeem the notes.

Management will have broad discretion to use the proceeds from this offering, and may not use them successfully.

We intend to use the net proceeds from this offering for general corporate purposes. Accordingly, you will be relying on the judgment of our management and our board of directors with regard to the use of these proceeds and you will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately.

Use of proceeds

We estimate that the net proceeds from this offering of notes will be approximately $492.0 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes.

Capitalization

The table below shows our cash and cash equivalents and capitalization on an actual and as adjusted basis as of December 31, 2024. The as adjusted data gives effect to the issuance of $500 million aggregate principal amount of the notes offered by this prospectus supplement and the use of proceeds therefrom. We intend to use the net proceeds from this offering for general corporate purposes. This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes in our annual report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated by reference into this prospectus supplement. This table should also be read in conjunction with the “Use of proceeds” and “Description of other indebtedness” sections herein.

	As of December 31, 2024

	Actual	As adjusted

	(In thousands)
Cash and equivalents(1)	$651,555	$1,143,570

Debt:
Unsecured revolving credit facility(1)(2)	—	—
1.750% Convertible Senior Notes due 2028	575,000	575,000
3.875% Senior Notes due 2029	450,000	450,000
5.125% Senior Notes due 2027	300,000	300,000
5.650% Senior Notes due 2035 offered hereby, net of $2.8 million unamortized discount	—	497,195
Other borrowings, secured real estate notes payable(3)	29,343	29,343
Net debt issuance costs	(18,465)	(23,645)

Total debt	1,335,878	1,827,893
Stockholders’ equity:
Preferred stock, par value $0.01, none issued and outstanding	—	—
Common stock, par value $0.01	360	360
Additional paid-in capital	143,036	143,036
Retained earnings	4,998,177	4,998,177

Total stockholders’ equity	5,141,573	5,141,573

Total capitalization	$6,477,451	$6,969,466

(1)	As adjusted cash and equivalents reflects actual cash and equivalents as of December 31, 2024 adjusted to give effect to the net proceeds of this offering as set forth in “Use of proceeds.”
(2)	Borrowings under the revolving credit facility bear interest at the Company’s option, at either (1) term SOFR (based on 1, 3, or 6 month interest periods, as selected by the Company) plus a 10 basis point adjustment plus an applicable margin (ranging from 110 basis points to 175 basis points (the “applicable margin”)) based on the Company’s leverage ratio as determined in accordance with a pricing grid, (2) the higher of (i) the prime lending rate (“Prime”), (ii) an overnight bank rate plus 50 basis points and (iii) term SOFR (based on a 1 month interest period) plus a 10 basis point adjustment plus 1%, in each case plus a margin ranging from 10 basis points to 75 basis points based on the Company’s leverage in accordance with a pricing grid, or (3) daily simple SOFR plus a 10 basis point adjustment plus the applicable margin. At December 31, 2024, the interest rate on outstanding borrowings under the revolving credit facility would have been 5.53% per annum, calculated in accordance with option (1) noted above and using the 1 month term SOFR. The revolving credit facility matures in June 2029. Total availability of up to $910 million is subject to a borrowing base. As of December 31, 2024, we had no borrowings outstanding under our revolving credit facility. At December 31, 2024 we had $799.6 million available for borrowings under the revolving credit facility, which gives effect to outstanding letters of credit of $110.4 million as of December 31, 2024.
(3)	Reflects balance of non-recourse notes payable in connection with land purchases.

Description of notes

The following description of the particular terms of the notes offered hereby (the “Notes”) supplements and, to the extent inconsistent therewith, replaces the description of the general terms of the debt securities and related guarantees set forth under the heading “Description of Debt Securities and Guarantees of Debt Securities” in the accompanying prospectus, to which description reference is hereby made. The Notes will be issued under an indenture to be entered into as of the Issue Date by the Company, the Guarantors and Regions Bank, as trustee (the “Trustee”), as supplemented by a supplemental indenture to be entered into as of the Issue Date by the Company, the Guarantors, and the Trustee (as so supplemented, the “Indenture”). The following is a summary of the material terms and provisions of the Notes. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the Indenture. The Notes are subject to all such terms, and prospective purchasers of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. As used in this “Description of notes,” the term “Company” refers to Meritage Homes Corporation, a Maryland corporation, and its successors, but not any of its subsidiaries.

Definitions of certain terms are set forth under “Certain definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

General

The Notes will mature on March 15, 2035. The Notes will bear interest at the rate shown on the cover page of this prospectus supplement, payable semi-annually on March 15 and September 15 of each year (each, an “Interest Payment Date”), commencing September 15, 2025, to holders of record at the close of business on March 1 or September 1, as the case may be, immediately preceding each such interest payment date, whether or not a business day. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The Notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Company may issue, without consent of the holders, an unlimited amount of Notes (“Additional Notes”) having identical terms and conditions to the Notes being issued in this offering, except for issue date, and in certain cases the issue price and the first interest payment, either of which may differ from the respective terms of the previously issued Notes. Any Additional Notes will be part of the same issue as the Notes being issued in this offering and will vote on all matters as one class with the Notes being issued in this offering, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if such Additional Notes are not fungible with the Notes offered hereby for U.S. federal income tax purposes, such Additional Notes will have one or more separate CUSIP numbers. For purposes of this “Description of notes,” unless the context indicates otherwise, references to the Notes include Additional Notes, if any.

Methods of receiving payments on the Notes

If a holder has given wire transfer instructions to the Company at least ten business days prior to the applicable payment date, the paying agent (provided the paying agent has received a copy of such wire transfer instructions) will make all payments (to an account within the United States) on such holder’s Notes in accordance with those instructions. Otherwise, payments on the Notes will be made at the corporate trust office of the Trustee unless the Company elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Ranking

The Notes will be general unsecured obligations of the Company. The Notes will rank senior in right of payment to all future obligations of the Company that are, by their terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured obligations of the Company that are not so subordinated, including the Company’s existing senior and convertible senior notes and the Company’s revolving credit facility. Each Guarantee will be a general unsecured obligation of the Guarantor thereof and will rank senior in right of payment to all future obligations of such Guarantor that are, by their terms,expressly subordinated in right of payment to such Guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated, including guarantees of the Company’s existing senior and convertible senior notes and the Company’s revolving credit facility.

The Notes and each Guarantee will be effectively subordinated to secured indebtedness of the Company and the applicable Guarantor to the extent of the value of the assets securing such indebtedness. Although the Indenture will contain limitations on the amount of additional Secured Debt that the Company and the Subsidiaries may incur, under certain circumstances, the amount of this indebtedness could be substantial. See “—Certain covenants— Restrictions on Secured Debt.” At December 31, 2024, the total amount of indebtedness of the Company and the Guarantors was $1.35 billion, of which $1.33 billion was senior, unsecured indebtedness and $29.3 million was secured indebtedness. After giving effect to the issuance of the Notes and the use of proceeds therefrom, the Company’s total consolidated indebtedness would have been $1.8 billion. See “Capitalization.”

The Notes and the Guarantees will be structurally subordinated in right of payment to the existing and future indebtedness and other liabilities of any non-guarantor Subsidiaries of the Company or the applicable Guarantor, as the case may be, since their creditors will generally be entitled to payment of their claims from the assets of those Subsidiaries before they are available to the Company or the applicable Guarantor. As of December 31, 2024, the indebtedness and other liabilities of the Company’s non-guarantor Subsidiaries to which the Notes or Guarantees would have been structurally subordinated was nominal.

The guarantees

The Company’s obligations under the Notes and the Indenture will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each Guarantor.

As of the date of the issuance of the Notes offered by this prospectus supplement, all of our Subsidiaries will be Guarantors (except for Buckeye Land, L.L.C., Arcadia Ranch, L.L.C. and Sundance Buckeye, LLC, which do not guarantee our existing senior indebtedness, including our existing senior and convertible senior notes and our revolving credit facility). However, our future Financial Services Subsidiaries will not be required to guarantee the Notes. See “—Certain covenants—Additional guarantees.” In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. See “Ranking.”

The obligations of each Guarantor under its Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. However, this provision may not be effective to protect the Guarantees from being voided under fraudulent conveyance law. Each Guarantor that makes a payment for distribution under its Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Guarantor then held by the Company and the Subsidiaries, then that Guarantor will be released and relieved of any obligations under its Guarantee.

Optional redemption

Prior to December 15, 2034 (the date that is three months prior to the maturity date of the Notes) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)	(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security a maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error and the Trustee shall have no duty to confirm or verify such determination.

Selection and notice of redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed as certified to the Trustee by the Company, or, if the Notes are not then listed on a national securities exchange, the Trustee will select on a pro rata basis or by lot or by such method as may be required by the Depositary’s procedures; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part.

Notice of redemption will be mailed by first-class mail or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 30 but not more than 60 days before the date of redemption to each holder of Notes to be redeemed at its registered address, with a copy to the Trustee, provided that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the paying agent for the Notes sufficient funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Change of Control

Upon the occurrence of a Change of Control Triggering Event, each holder will have the right to require that the Company purchase that holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within 30 days following a Change of Control Triggering Event, the Company will mail, or caused to be mailed (in the case of Notes held in book entry form, sent by electronic transmission), to the holders a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by the Indenture and described in the notice, on a date specified in the notice (which shall be a business day not earlier than 30 days nor later than

60 days from the date the notice is sent) and for the Change of Control Purchase Price, all Notes properly tendered by such holder pursuant to such change of control offer; and

(3) describing the procedures that holders must follow to accept the change of control offer.

The change of control offer is required to remain open for at least 20 business days or for such longer period as is required by law.

The Company will publicly announce the results of the change of control offer on or as soon as practicable after the date of purchase.

If a change of control offer is made, there can be no assurance that the Company will have available funds sufficient to pay for all or any of the Notes that might be delivered by holders seeking to accept the change of control offer. In addition, we cannot assure you that in the event of a Change of Control Triggering Event the Company will be able to obtain the consents necessary to consummate a change of control offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

The provisions described above that require us to make a change of control offer following a Change of Control Triggering Event will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the Indenture will not contain provisions that permit the holders of the Notes to require that the Company purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company’s obligation to make a change of control offer will be satisfied if a third party makes the change of control offer in the manner and at the times and otherwise in compliance with the requirements applicable to a change of control offer made by the Company and purchases all Notes properly tendered and not withdrawn under the change of control offer.

A “Change of Control” includes certain sales of all or substantially all of the assets of the Company and the Restricted Subsidiaries. The phrase “all or substantially all” as used in the Indenture (including as set forth under “—Certain covenants—Consolidation, merger and sale of assets” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law, which will govern the Indenture, and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require the Company to purchase Notes.

The Company will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a change of control offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

Certain covenants

The following is a summary of certain covenants contained in the Indenture in addition to those set forth in the accompanying prospectus. Such covenants are applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding and are not defeased or discharged pursuant to provisions described in the accompanying prospectus under the heading “Description of Debt Securities and Guarantees of Debt Securities— Defeasance of Debt Securities and Certain Covenants in Certain Circumstances Legal Defeasance.”

Restrictions on Secured Debt

The Indenture will provide that the Company will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the Notes will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:

(1) Liens on model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat, or thereon;

(2) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(3) Liens arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Restricted Subsidiary; and

(4) Liens securing Indebtedness of a Restricted Subsidiary owed to the Company or to a Wholly Owned Restricted Subsidiary of the Company.

Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.

In addition, the Company and its Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally or ratably securing the Notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding (i) Secured Debt permitted under clauses (1) through (4) above and (ii) any Secured Debt in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Indebtedness in respect of Sale and Leaseback Transactions (excluding Attributable Indebtedness in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1), (2) and (3) under “—Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

The provisions described above with respect to limitations on Secured Debt are not applicable to Non-Recourse Land Financing by virtue of the definition of Secured Debt, and will not restrict or limit our or our Restricted Subsidiaries’ ability to create, incur, assume or guarantee any unsecured Indebtedness, or of any subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.

Restrictions on Sale and Leaseback Transactions

The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1) written notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(2) fair value is received by the Company or the relevant Restricted Subsidiary for the property sold (as determined in good faith pursuant to a resolution of the board of directors of the Company delivered to the Trustee); and

(3) the Company or such Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, applies an amount equal to the net proceeds therefrom either:

•

to the redemption, repayment or retirement of debt securities of any series under the Indenture (including the cancellation by the Trustee of any debt securities of any series delivered by the Company to the Trustee) or Senior Indebtedness of the Company, or

•	to the purchase by the Company or any Restricted Subsidiary of the Company of property substantially similar to the property sold or transferred.

In addition, the Company and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (4) described in “—Restrictions on Secured Debt” above or Secured Debt in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Indebtedness in respect of Sale and Leaseback Transactions (excluding Attributable Indebtedness in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1), (2) and (3) above) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

Consolidation, merger and sale of assets

The Company will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into (other than a merger that satisfies the requirements of clause (1) below with a Wholly Owned Restricted Subsidiary solely for the purpose of changing the Company’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company or the Company and its Restricted Subsidiaries (taken as a whole) or (b) adopt a plan of liquidation unless, in either case:

(1) either:

(a) the Company will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a plan of liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation or limited liability company organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture; provided that at any time the Successor is a limited liability company, there shall be a co-issuer of the Notes that is a corporation; and

(2) immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing.

Except as provided under the caption “—Note guarantees,” no Guarantor may consolidate with or merge with or into another Person, whether or not affiliated with such Guarantor, unless:

(1) either:

(a) such Guarantor will be the surviving or continuing Person; or

(b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form satisfactory to the Trustee, all of the obligations of such Guarantor under the Guarantee of such Guarantor and the Indenture; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Company, will be deemed to be the transfer of all or substantially all of the assets of the Company.

The Company shall deliver to the Trustee on or prior to the consummation of a transaction proposed pursuant to clause 1(b) of the first or second paragraph of this section above an officer’s certificate and an opinion of counsel stating that the proposed transaction and such supplemental indenture comply with the Indenture and constitute the legal, valid and binding obligation of the issuer, enforceable against it in accordance with its terms.

Upon any consolidation or merger, or any transfer of all or substantially all of the assets of the Company or any Restricted Subsidiary in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Restricted Subsidiary under the Indenture with the same effect as if such successor corporation had been named as the Company or such Restricted Subsidiary therein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under the Indenture and the Notes.

Notwithstanding the foregoing, any Restricted Subsidiary may merge into the Company or another Restricted Subsidiary.

Additional guarantees

If, after the Issue Date, the Company or any Restricted Subsidiary shall acquire or create another Restricted Subsidiary, then the Company shall cause such Restricted Subsidiary to:

(1) execute and deliver to the Trustee (a) a supplemental indenture in form satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Guarantee; and

(2) deliver to the Trustee one or more opinions of counsel that such supplemental indenture:

(a) has been duly authorized, executed and delivered by such Restricted Subsidiary, and

(b) constitutes a valid and legally binding obligation of such Restricted Subsidiary enforceable against it in accordance with its terms.

Reports

The Indenture will provide that, whether or not required by the SEC, so long as any notes are outstanding, the Company will furnish to the Trustee, within the time periods specified in the SEC’s rules and regulations (including any grace periods or extensions permitted by the SEC):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent registered public accounting firm; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request.

The Trustee shall have no duty to review or analyze any reports furnished to it. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive or actual notice or knowledge of any information contained therein, including the Company’s compliance with any of its covenants under the indenture (as to which the Trustee is entitled to rely exclusively on officers’ certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website, or participate in any conference calls.

Events of Default

The following are Events of Default in respect of the Notes under the Indenture:

(1) failure by the Company to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2) failure by the Company to pay the principal of or premium, if any, on any of the Notes when due and payable at maturity, upon redemption or otherwise;

(3) failure by the Company to comply with any of its agreements or covenants described above under “—Certain covenants—Consolidation, merger and sale of assets”;

(4) failure by the Company to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after receipt of written notice of the failure has been given to the Company by the Trustee or to the Company and the Trustee from the holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness (other than Non-Recourse Land Financing) of the Company or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

(b) results in the acceleration of such Indebtedness prior to its express final maturity, or

(c) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates (i) $75 million or more or (ii) such lesser amount as may be applicable to the corresponding event of default in any outstanding other capital markets Indebtedness (other than Non-Recourse Land Financing) of the Company or any of its Restricted Subsidiaries which was outstanding on the Issue Date (the “cross acceleration provisions”);

(6) the Company or any Significant Subsidiary pursuant to or within the meaning of any bankruptcy law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its assets, or

(d) makes a general assignment for the benefit of its creditors;

(7) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(a) is for relief against the Company or any Significant Subsidiary as debtor in an involuntary case,

(b) appoints a custodian of the Company or any Significant Subsidiary or a custodian for all or substantially all of the assets of the Company or any Significant Subsidiary, or

(c) orders the liquidation of the Company or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(8) any Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Company) shall have occurred and be continuing, then the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may, by a notice in writing to us (and to the Trustee if given by the holders), declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on all Notes. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of such outstanding Notes may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to the Company occurs, all outstanding Notes shall become due and payable without any further action or notice.

If a Default or Event of Default with respect to the Notes occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail to all holders of Notes a notice of the Default or Event of Default within the later of 90 days after it occurs or after the Trustee obtains actual knowledge. Except in the case of a Default or Event of Default in payment on any such Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of such holders.

The Indenture will provide that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of outstanding Notes, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the Trustee and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless:

•	that holder has previously given to the Trustee written notice of a continuing Event of Default; and

•

the holders of at least 25% in principal amount of the outstanding Notes have made written request, and offered indemnity satisfactory to the Trustee to institute the proceeding as Trustee, and the Trustee has not received from the holders of a majority in principal amount of the outstanding Notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any Notes will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on such Notes on or after the due dates expressed in clause (1) of the first paragraph of this “—Events of Default” section and to institute suit for the enforcement of payment.

The Indenture will require us, within 90 days after the end of our fiscal year, to furnish to the Trustee a statement as to compliance with the Indenture. In addition, we are required to, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon becoming aware of any Default or Event of Default, an officers’ certificate specifying such Default or Event of Default and what action we are taking or propose to take with respect to such Default or Event of Default. The Indenture will provide that the Trustee may withhold notice to the holders of Notes of any Default or Event of Default (except in payment on any Notes) if it in good faith determines that withholding notice is in the interest of the holders of the Notes.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to certain rights, including rights of registration of transfer or exchange of notes which shall survive until all notes have been canceled with respect to any series of notes under the Indenture) as to all outstanding notes of such series when either:

(1) all the notes of such series that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation; or

(2)(a) all notes of such series not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “—Optional redemption,” or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of (i) money sufficient, (ii) in the case of a deposit made prior to the maturity of the notes of such series, non-redeemable Government Obligations sufficient or (iii) a combination of items listed in the preceding two clauses, which in total are sufficient, to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the Trustee for cancellation;

(b) no Default or Event of Default with respect to such series of notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party to or by which the Company or any Guarantor is bound;

(c) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture with respect to any series of notes; and

(d) the Company has delivered irrevocable instructions under the Indenture to the Trustee to apply the deposited money toward the payment of the notes of such series at maturity or on the date of redemption, as the case may be.

In addition, the Company must deliver an officers’ certificate, and an opinion of counsel (as to legal matters) stating that all covenants and conditions precedent to satisfaction and discharge have been complied with.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the Notes or the Indenture, or of any Guarantor under any guarantee of any Note or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and any related guarantees.

Concerning the Trustee

Regions Bank shall be the Trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the Notes. The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder, unless such holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Additional provisions

The Indenture will contain certain other provisions that apply to the Notes. For example, see “Description of Debt Securities and Guarantees of Debt Securities—Modification and Waiver,” “—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances Legal Defeasance,” “—Governing Law” and other provisions described in “Description of Debt Securities and Guarantees of Debt Securities” in the accompanying prospectus.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Event” means the commencement of any case under the Bankruptcy Code (Title 11 of the United States Code) or the commencement of any other bankruptcy, reorganization, receivership, or similar proceeding under any federal, state or foreign law by or against any Person for whom the Company or a Restricted Subsidiary has executed a Springing Guarantee for the benefit of such Person; provided, however, that the filing of an involuntary case against such Person shall only be a Bankruptcy Event if: (i) such involuntary case is filed in whole or in part by the Company or a Restricted Subsidiary, any member in such Person which is an affiliate of the Company or a Restricted Subsidiary, or any other affiliate of the Company or a Restricted Subsidiary, or (ii) the Company or a Restricted Subsidiary, any member in such Person which is an affiliate of the Company or a Restricted Subsidiary, or any other affiliate of the Company or a Restricted Subsidiary shall in any way induce or participate in the filing, whether directly or indirectly, of an involuntary bankruptcy case against such Person or any other Person, and such involuntary case or proceeding is not dismissed with prejudice within 120 days of the filing thereof.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing more than 50% of the voting power of the total outstanding voting stock of the Company;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company;

(3) (a) all or substantially all of the assets of the Company and the Restricted Subsidiaries are sold or otherwise transferred to any person other than a Wholly Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Company consolidates or merges with or into another person other than a Permitted Holder or any person other than a Permitted Holder consolidates or merges with or into the Company, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof persons owning voting stock representing in the aggregate 100% of the total voting power of the voting stock of the Company immediately prior to such consummation do not own voting stock representing a majority of the total voting power of the voting stock of the Company or the surviving or transferee person; or

(4) the Company shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets which would be included on a combined balance sheet of the Restricted Subsidiaries (not including the Company) together with the total amount of assets that would be included on the Company’s balance sheet, not including its subsidiaries, under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date);

(2) investments in Subsidiaries that are not Restricted Subsidiaries; and

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Depositary” means The Depository Trust Company.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Financial Services Subsidiary” means a Subsidiary engaged exclusively in mortgage banking (including mortgage origination, loan servicing, mortgage brokerage and title and escrow businesses), master servicing and related activities, including, without limitation, a Subsidiary which facilitates the financing of mortgage loans and mortgage-backed securities and the securitization of mortgage-backed bonds and other activities ancillary thereto.

“Fitch” means Fitch Ratings, Inc., and its successors.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Government Obligations” means securities which are (a) (i) direct obligations of the United States where the payment or payments thereunder are supported by the full faith and credit of the United States or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States or (b) depository receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or other amount with respect to the Government Obligation evidenced by such depository receipt.

“Guarantors” means each Restricted Subsidiary of the Company on the Issue Date, and each other Person that is required to become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Guarantee.

“Indebtedness” means:

(1) any liability of any Person:

(A) for borrowed money, or

(B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or

(C) for the payment of money relating to a Capitalized Lease Obligation, or

(D) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(2) any liability of others described in the preceding clause (1) that such Person has guaranteed or that is otherwise its legal liability; provided, however, that a Springing Guarantee shall not be deemed to be Indebtedness under this clause (2) until the earliest to occur of (a) the demand by a lender for payment under such Springing Guarantee, (b) the occurrence or failure to occur of any event, act or circumstance that, with or without the giving of notice and/or passage of time, entitles a lender to make a demand for payment thereunder or (c) a Bankruptcy Event;

(3) all Indebtedness referred to in (but not excluded from) clauses (1) and (2) above of other Persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and

(4) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1), (2) and (3) above.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means March 6, 2025.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Non-Recourse Land Financing” means any Indebtedness of the Company or any Restricted Subsidiary for which the holder of such Indebtedness has no recourse, directly or indirectly, to the Company or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which the Company or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other Liens or other recourse obligations or liabilities in respect of specific land or other real property interests of the Company or such Restricted Subsidiary; provided that recourse obligations or liabilities of the Company or such Restricted Subsidiary solely for indemnities, covenants (including, without limitation, performance, completion or similar covenants), or breach of any warranty, representation or covenant in respect of any Indebtedness, including liability by reason of any agreement by the Company or any Restricted Subsidiary to provide additional capital or maintain the financial condition of or otherwise support the credit of the Person incurring the Indebtedness, will not prevent Indebtedness from being classified as Non-Recourse Land Financing.

“Permitted Holders” means Steven J. Hilton, his wife and children, any corporation, limited liability company or partnership in which he has voting control and is the direct and beneficial owner of a majority of the Equity Interests and any trust for the benefit of him or his wife or children.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Rating Agency” means each of (a) S&P, Moody’s and Fitch and (b) if any of S&P, Moody’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons beyond the control of the Company, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act selected by the Company (as certified by an authorized officer of the Company) as a replacement agency for S&P, Moody’s or Fitch, as the case may be.

“Rating Decline” means the rating on the Notes is lowered to and is rated below Investment Grade by at least two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Rating Decline otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Decline). If fewer than three Rating Agencies are rating the Notes as of the date of the public notice of an arrangement that could result in a Change of Control, the ratings of the Rating Agency (or Rating Agencies) not rating the Notes will be deemed to be below Investment Grade until three Rating Agencies rate the Notes.

“Redeemable Capital Stock” means any capital stock of the Company or any Subsidiary that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (1) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the Notes or (2) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (3) is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

“Restricted Subsidiary” means any Subsidiary of the Company, which is not: (i) a Financial Services Subsidiary or (ii) an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Restricted Subsidiary (except a sale or transfer made to the Company or another Restricted Subsidiary) of any property which is either (1) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (2) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt” means any Indebtedness which is secured by (1) a Lien on any property of the Company or the property of any Restricted Subsidiary or (2) a Lien on shares of stock owned directly or indirectly by the Company or a Restricted Subsidiary in a corporation or on Equity Interests owned by the Company or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in the Company’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which the Company or a Restricted Subsidiary has an Equity Interest; provided that “Secured Debt” shall not include Non-Recourse Land Financing that consists exclusively of “land under development,” “land held for future development” or “improved lots and parcels,” as such categories of assets are determined in accordance with GAAP. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

“Senior Indebtedness” means the principal of (and premium, if any, on) and interest on (including interest accruing after the occurrence of an Event of Default or after the filing of a petition initiating any proceeding pursuant to any bankruptcy law whether or not such interest is an allowable claim in any such proceeding) and other amounts due on or in connection with any Indebtedness of the Company, whether outstanding on the date hereof or hereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the debt securities. Notwithstanding the foregoing, “Senior Indebtedness” shall not include (1) Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, (2) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company, (3) Indebtedness of the Company to any Subsidiary, (4) Indebtedness of the Company incurred in violation of the restrictions described under “—Restrictions on Secured Debt” and “—Restrictions on Sale and Leaseback Transactions,” (5) to the extent it might constitute Indebtedness, any liability for federal, state or local taxes or other taxes, owed or owing by the Company, and (6) to the extent it might constitute Indebtedness, trade account payables owed or owing by the Company or any of its Subsidiaries.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act of as such regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “—Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Springing Guarantee” means a guarantee by a Person which by its express terms does not become effective until the occurrence of a Bankruptcy Event.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or comparable governing body thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Company.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means a Subsidiary designated by the Company (evidenced by resolutions of the board of directors of the Company and an officer’s certificate, delivered to the Trustee certifying compliance with this definition) as a Subsidiary resulting from any investment (including any guarantee of Indebtedness) made by the Company or any Restricted Subsidiary of the Company in a Person engaged in homebuilding, land acquisition or land development businesses and businesses that are reasonably related thereto or reasonable extensions thereof; provided that the aggregate amount of investments in all Unrestricted Subsidiaries shall not exceed (i) $100 million or (ii) such lesser amount as may be applicable to the corresponding investment limitation in any other outstanding capital markets Indebtedness (other than Non-Recourse Land Financing) of the Company or any of its Restricted Subsidiaries which was outstanding on the Issue Date after giving pro forma effect to the use of proceeds of the Notes (with the amount of each investment being calculated based upon the amount of investments made on or after the date such Person becomes a Subsidiary) (the “Investment Basket”); provided, further, that if the Company subsequently designates a Subsidiary, which previously had been designated an Unrestricted Subsidiary, to be a Restricted Subsidiary (evidenced by resolutions of the board of directors of the Company and an officers’ certificate, delivered to the Trustee certifying compliance with this definition) and causes such Subsidiary to comply with provisions set forth under the covenant “—Certain covenants—Additional guarantees”, then the amount of any investments in such Unrestricted Subsidiary made on or after the date such Person became a Subsidiary shall be credited against the Investment Basket (up to a maximum amount of (i) $100 million or (ii) such lesser amount as may be applicable to the corresponding investment limitation in any other outstanding capital markets Indebtedness (other than Non-Recourse Land Financing) of the Company or any of its Restricted Subsidiaries which was outstanding on the Issue Date) after giving pro forma effect to the use of proceeds of the Notes. As of the Issue Date, Buckeye Land, L.L.C., Arcadia Ranch L.L.C. and Sundance Buckeye, LLC are designated as Unrestricted Subsidiaries.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Company or through one or more Wholly Owned Restricted Subsidiaries.

Book entry, delivery and form

The Notes offered hereby will be issued in the form of a fully registered Global Note (the “Global Note”). The Global Note will be delivered on or about the Issue Date with the Trustee, on behalf of the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the “Global Note Holder”).

The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary’s Participants or the Depositary’s Indirect Participants.

The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary’s Participants), the Depositary’s Participants and the Depositary’s Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole owner or holder of such Notes outstanding under the Indenture. Except as provided below, beneficial owners of Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes represented by the Global Note to pledge such interest to Persons or entities that do not participate in the Depositary’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

None of the Company, the Trustee, the paying agent and the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the paying agent to such Global Note Holder in its capacity as the registered holder under the Indenture.

Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest).

The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owner of

Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

As long as the Notes are represented by a Global Note, the Depositary’s nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary’s nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Certificated securities

Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes in the form of certificated securities. Upon any such issuance, the Trustee is required to authenticate and deliver such Notes to such Person or Persons (or the nominee of any thereof). In addition, if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note and a successor depository is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the registrar has received a request from the Depositary to issue certificated securities, then, upon surrender by the relevant Global Note Holder of its Global Note, certificated Notes will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of such Notes.

Neither the Company nor the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of Notes and each such Person may conclusively rely on and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts of the Notes to be issued).

Same-day settlement and payment

Payments in respect of the Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company expects that secondary trading in the certificated Notes also will be settled in immediately available funds.

Transfer and exchange

A holder may transfer or exchange the Notes in accordance with the procedures set forth in the Indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The registrar is not required to transfer or exchange any Note selected for redemption. Also, the registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

Description of other indebtedness

Senior and convertible senior notes, notes payable and loans payable and other borrowings consisted of the following at December 31, 2024 (in thousands):

Principal Amount
$910.0 million unsecured revolving credit facility (“Credit Facility”)	$—
5.125% senior notes due 2027 (“2027 Notes”)	300,000
1.750% convertible senior notes due 2028 (“2028 Convertible Notes”)	575,000
3.875% senior notes due 2029 (“2029 Notes”)	450,000
Other borrowings, secured real estate notes payable	29,343

Total	$1,354,343

Credit facility

The Company entered into the Credit Facility in 2014 that has been amended from time to time. The Credit Facility’s aggregate commitment is $910.0 million with an accordion feature permitting the size of the facility to increase to a maximum of $1.4 billion, subject to certain conditions, including the availability of additional bank commitments. Borrowings under the Credit Facility bear interest at the Company’s option, at either (1) term SOFR (based on 1, 3, or 6 month interest periods, as selected by the Company) plus a 10 basis point adjustment plus an applicable margin (ranging from 110 basis points to 175 basis points (the “applicable margin”)) based on the Company’s leverage ratio as determined in accordance with a pricing grid, (2) the higher of (i) the prime lending rate (“Prime”), (ii) an overnight bank rate plus 50 basis points and (iii) term SOFR (based on a 1 month interest period) plus a 10 basis point adjustment plus 1%, in each case plus a margin ranging from 10 basis points to 75 basis points based on the Company’s leverage in accordance with a pricing grid, or (3) daily simple SOFR plus a 10 basis point adjustment plus the applicable margin. At December 31, 2024, the interest rate on outstanding borrowings under the Credit Facility would have been 5.53% per annum, calculated in accordance with option (1) noted above and using the 1 month term SOFR. We are obligated to pay a fee on the undrawn portion of the Credit Facility at a rate determined by a tiered fee matrix based on our leverage ratio. The Credit Facility contains certain financial covenants, including (a) a minimum tangible net worth requirement, and (b) a maximum leverage covenant. We had no outstanding borrowings under the Credit Facility as of December 31, 2024 and had outstanding letters of credit issued under the Credit Facility totaling $110.4 million, leaving $799.6 million available under the Credit Facility to be drawn.

Other borrowings, secured real estate notes payable

Secured real estate notes payable reflect the balance of non-recourse notes payable in connection with land purchases.

Senior notes

The indentures for our 2027 Notes and 2029 Notes contain non-financial covenants including, among others, limitations on the amount of secured debt we may incur, and limitations on sale and leaseback transactions and mergers. Obligations to pay principal and interest on the senior and convertible senior notes are guaranteed by substantially all of our wholly-owned subsidiaries, each of which is directly or indirectly 100% owned by Meritage Homes. Such guarantees are full and unconditional, and joint and several. There are no significant restrictions on our ability or the ability of Meritage Homes or any guarantor to obtain funds from their respective subsidiaries, as applicable, by dividend or loan.

2028 convertible senior notes

In May 2024, we issued $575.0 million aggregate principal amount of the 2028 Convertible Notes. The 2028 Convertible Notes were issued at par and will mature on May 15, 2028, unless converted earlier in accordance with their terms prior to such date. The 2028 Convertible Notes are convertible into shares of the Company’s common stock at an initial conversion rate of 8.6096 shares of common stock per $1,000 principal amount of the 2028 Convertible Notes, which is equivalent to an initial conversion price of $116.15 per share. The conversion rate will be subject to adjustment upon the occurrence of certain events but will not be adjusted for accrued and unpaid interest or quarterly cash dividends. In addition, we must provide additional shares upon conversion if there is a “Make-Whole Fundamental Change”. The Company is required to satisfy its conversion obligations by paying cash up to the principal amount of notes and settle any additional value in cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election.

Prior to February 15, 2028, the holders of the 2028 Convertible Notes may convert their notes only under the following conditions: (1) the sale price of common stock reaches 130% of the applicable conversion price for a specified period during any fiscal quarter commencing after the fiscal quarter ending on September 30, 2024; (2) the trading price of the 2028 Convertible Notes falls below 98% of the product of the last reported sale price of common stock and the conversion rate for a specified period; or (3) upon the occurrence of specified corporate events. On or after February 15, 2028, until the close of business on the second scheduled trading day immediately preceding the maturity date of the Notes, holders may convert all or any portion of their Notes at any time, regardless of the foregoing circumstances.

Concurrent with the offering of the 2028 Convertible Notes, we used $61.8 million of the net proceeds to enter into privately negotiated capped call transactions (the “Capped Calls”) which require the Capped Calls counterparties (the “Counterparties”) to provide shares of our common stock to converting debt holders up to a cap price. The Capped Calls each have an initial strike price of $116.15 per share, subject to certain adjustments, which corresponds to the initial conversion price of the 2028 Convertible Notes. The Capped Calls have initial cap prices of $175.32 per share, subject to certain adjustments. The Capped Calls will reduce our obligation to settle, in shares or in cash, conversions when our stock price is between $116.15 and $175.32.

Certain United States federal income tax considerations

The following summary describes certain U.S. federal income tax consequences of the ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder, and applicable administrative and judicial decisions, in each instance as of the date hereof. Legislative, judicial, and administrative changes or interpretations may occur or be made, possibly with retroactive effect, that could affect the accuracy of the statements described herein. This summary is addressed only to investors who purchase notes at their original offering price in this offering and deals only with notes held as capital assets (generally, property held for investment). In addition, this summary is intended for general information only, and does not purport to address all U.S. federal income tax matters that may be relevant to investors in special tax situations, such as insurance companies, tax-exempt entities, banks or other financial institutions, dealers in securities, traders in securities that have elected the mark-to-market method of tax accounting with respect to the notes, persons holding notes as part of a hedge (or a straddle or other integrated transaction), partnerships or other pass-through entities or investors therein, persons subject to the alternative minimum tax, former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. Holders (as defined below) whose functional currency is not the United States dollar, regulated investment companies, and real estate investment trusts. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or is expected to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds a note, then the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a note that is a partnership, and the partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

This discussion does not address any tax other than U.S. federal income tax, and contains only a general summary of certain U.S. federal income tax issues. Accordingly, persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdictions and the application of any U.S. federal tax other than the income tax, including but not limited to the U.S. federal gift tax and estate tax, to their particular situations.

Classification of the notes

In certain circumstances, upon the occurrence of certain contingencies, (see, e.g., “Description of notes—Optional redemption,” and “Description of notes—Change of Control”) we may pay amounts in excess of the stated interest or principal on the notes or make payments in advance of their scheduled times. We intend to take the position that the possibility of these additional payments or that the timing of a payment may differ from its scheduled time does not result in the notes being treated as “contingent payment debt instruments” under the applicable Treasury regulations. Under this treatment of the notes, if we become obligated to make additional payments, you should be required to include in income the amount of any additional payment at the time it is received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. However, our position is inherently factual, and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of our position by the IRS could affect the timing and amount of a holder’s income and could cause, among other effects, any gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the notes will not be considered contingent payment debt instruments. Our position is binding on a holder, unless the holder discloses, in the proper manner to the IRS, that such holder is taking a different position. Holders should consult their own tax advisors regarding the potential application, to our notes, of the contingent payment debt instrument regulations and the consequences thereof.

Tax considerations for U.S. holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (x) a United States court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust, or (y) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

Payments of interest

The notes are not expected to be issued with original issue discount for U.S. federal income tax purposes, and the remainder of this discussion assumes that to be the case. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. If, however, the notes are issued for an amount less than the principal amount, and the difference is not less than a de minimis amount (as set forth in the applicable Treasury regulations), a U.S. Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Sale, exchange, or retirement of notes

Upon the sale, exchange, or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference between (i) the amount realized on the sale, exchange, or retirement, and (ii) the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Instead, amounts attributable to accrued but unpaid interest are treated as interest as described under “—Payments of interest” above. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the amount that the U.S. Holder paid for the note.

Gain or loss recognized on the sale, exchange, or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange, or retirement, the note has been held for more than twelve months. Long-term capital gains recognized by non-corporate U.S. Holders currently are taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Additional tax on net investment income

U.S. persons that are individuals, estates, or certain trusts will generally be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. person’s “net investment income” for the taxable year, and (ii) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include any income or gain recognized by such beneficial owner with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such beneficial owner’s trade or business (other than a trade or business that consists of certain passive or trading activities).

A U.S. Holder that is an individual, estate, or trust should consult its own tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup withholding and information reporting

Generally, for non-corporate U.S. Holders, payments on a note will be subject to information reporting. In addition, a non-corporate U.S. Holder may be subject to backup withholding on certain payments if, among other things, such U.S. Holder (i) fails to provide its correct taxpayer identification number to us or our paying agent in the manner required, (ii) is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax return, or (iii) otherwise fails to comply with all applicable backup withholding rules. In addition, U.S. Holders may be subject to information reporting and backup withholding with respect to the proceeds from a sale, exchange, retirement, or other taxable disposition of a note. Generally, a U.S. holder may provide such U.S. holder’s correct taxpayer identification number and certify that such U.S. holder is not subject to backup withholding by completing and submitting an IRS Form W-9 or its substitute form. A U.S. holder of notes who does not provide us or our paying agent with such holder’s correct taxpayer identification number may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld from payments on the notes under the backup withholding tax rules may be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

Tax considerations for Non-U.S. holders

A “Non-U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate, or trust, and is, in each instance, not a U.S. Holder.

Payments of interest

Subject to the discussions below concerning withholding and FATCA, payments of interest on a note made to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that:

•

the Non-U.S. Holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of Meritage’s outstanding voting stock within the meaning of the Code and applicable Treasury regulations;

•	such interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business; and

•

either (i) the Non-U.S. Holder provides its name and address on a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certifies, under penalties of perjury, that it is not a U.S. person, or (ii) the Non-U.S. Holder holds its notes through certain foreign intermediaries and satisfies the certification requirements set forth in the applicable Treasury regulations.

If a Non-U.S. Holder cannot satisfy the requirements described above, then payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate unless such Non-U.S. Holder timely provides us or our paying agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty, or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and the interest is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting such Non-U.S. Holder to U.S. tax on a net income basis), such Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net-income basis. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. Effectively connected interest will be exempt from the 30% withholding tax if the Non-U.S. Holder complies with certain certification and disclosure requirements discussed above.

Sale, exchange or other disposition of notes

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale or other disposition of notes, unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, or

•	the Non-U.S. Holder is an individual who is present in the United States for at least 183 days in the taxable year of the disposition and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point above, then the Non-U.S. Holder will generally be taxed on the gain in the same manner as a U.S. Holder (see “Tax considerations for U.S. holders - Sale, exchange, or retirement of notes,” above), unless an applicable income tax treaty provides otherwise. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax at a rate of 30% (or a lower treaty rate) with respect to its effectively connected earnings and profits, including such effectively connected gain. If a Non-U.S. Holder is described in the second bullet point, the Non-U.S. Holder will be subject to tax at a rate of 30% on the gain (offset by certain U.S. source capital losses) unless an applicable income tax treaty provides otherwise.

Backup withholding and information reporting

Generally, the amount of interest paid to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of the information returns reporting such interest and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Backup withholding will generally not apply to payments of interest on the notes to a Non-U.S. Holder if the holder certifies its status as a non-U.S. person under penalties of perjury or otherwise establishes an exemption (provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

In general, a Non-U.S. Holder will not be subject to additional information reporting or, depending on the circumstances, backup withholding with respect to payments of the proceeds from the sale, exchange or other disposition of the notes, so long as the holder has furnished the applicable withholding agent a valid IRS Form W-8 or otherwise establishes an exemption (provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the appropriate information is timely furnished to the IRS.

FATCA

Under Sections 1471 to 1474 of the Code, the Treasury regulations promulgated thereunder and applicable administrative guidance (commonly referred to as “FATCA”), U.S. withholding may also apply to certain types of payments made to “foreign financial institutions,” as defined under such rules, and certain other non-U.S. entities. FATCA imposes a 30% withholding on payments of interest on the notes and (subject to the proposed Treasury regulations discussed below) the gross proceeds from the sale, exchange or other disposition of notes if paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury and complies with the reporting and withholding requirements thereunder or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, complies with the requirements of such agreement. In addition, FATCA imposes a 30% withholding on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. An applicable intergovernmental agreement regarding FATCA between the United States and a foreign jurisdiction may modify the rules discussed in this paragraph. Proposed Treasury regulations eliminate withholding under FATCA on payments of gross proceeds from the sale, exchange or other disposition of our notes. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued, but such Treasury regulations are subject to change. Prospective investors should consult their tax advisors regarding FATCA.

The U.S. federal tax discussion set forth above as to both U.S. Holders and Non-U.S. Holders is included for general information purposes only and may not apply depending upon a holder’s particular situation. Each holder should consult such holder’s own tax advisors with respect to the tax consequences to such holder of the purchase, ownership, and disposition of the notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Underwriting

J.P. Morgan Securities LLC, BofA Securities, lnc., Goldman Sachs & Co. LLC and Mizuho Securities USA LLC are acting as representatives (the “representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$86,350,000
BofA Securities,Inc.	86,350,000
Goldman Sachs & Co. LLC	86,350,000
Mizuho Securities USA LLC	86,350,000
Fifth Third Securities, Inc.	27,800,000
PNC Capital Markets LLC	27,800,000
Regions Securities LLC	27,800,000
Truist Securities, Inc.	27,800,000
U.S. Bancorp Investments, Inc.	27,800,000
TCBI Securities, Inc.	5,400,000
Wedbush Securities Inc.	5,400,000
Comerica Securities, Inc.	4,800,000

Total	$500,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters initially propose to offer the notes for resale at the public offering price that appears on the cover of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•

We will not, during the period from the date of this prospectus supplement through and including the date of closing of this offering, without first obtaining the prior written consent of the representatives, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us or any of the subsidiary guarantors and having a tenor of more than one year, other than as contemplated by the underwriting agreement.

•

We will indemnify the underwriters and their respective affiliates, directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Commissions and discounts

The following table shows the underwriting discount to be paid to the underwriters by the Company in connection with this offering. This underwriting discount is the difference between the public offering price and the amount the underwriters pay to us to purchase the notes. The underwriting discount is 0.750% of the principal amount:

Per Note	0.750%
Total	$3,750,000

The Company’s expenses of the offering, not including the underwriting discount, are estimated at $1.4 million.

New issue of notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market making activities at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. See “Risk factors.”

Short positions

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

It is expected that delivery of the notes offered pursuant to this prospectus will be made to investors on or about March 6, 2025, which will be the fifth business day following the date of this prospectus (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act as currently in effect, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to one business day before the notes are delivered will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade such notes prior to their date of delivery hereunder should consult their advisors.

Other relationships

Certain of the underwriters and their affiliates have engaged, and may in the future engage in, investment banking, commercial banking and other financial advisory and commercial dealings with us and our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Specifically, affiliates of certain of the underwriters are lenders under our Credit Facility and in connection with their participation in our Credit Facility such affiliates have received, and may continue to receive, customary fees.

In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

Other than in the United States, no action has been taken by the Company or the underwriters that would permit a public offering of the notes, or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), as applicable, and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement together with the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1)

of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and (b) “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering of the notes. If you are in doubt about any of the contents of this prospectus supplement and the accompanying prospectus, you should obtain independent professional advice.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). Accordingly, none of the notes nor any interest therein have been or will be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of, any resident of Japan, except in each case (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold the notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore SFA Product Classification - Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. Neither this prospectus supplement nor the accompanying prospectus constitutes a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. Such documents do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

By accepting this prospectus supplement and the accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions.

Legal matters

Snell & Wilmer L.L.P., Phoenix, Arizona, and Venable LLP, Baltimore, Maryland, will pass upon the validity of the securities offered by this prospectus supplement. Davis Polk & Wardwell LLP, New York, New York, will pass upon certain legal matters in connection with the securities offered by this prospectus supplement for the underwriters.

Experts

The financial statements of Meritage Homes Corporation as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus, and the effectiveness of Meritage Homes Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

Debt Securities

Guarantees of Debt Securities

Common Stock

Preferred Stock

Warrants

Depositary Shares

Rights

Stock Purchase Contracts

Stock Purchase Units

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement. This prospectus describes some of the general terms that may apply to these securities. We will provide specific terms of these securities in supplements to this prospectus at the time we offer or sell any of these securities. You should read this prospectus and any supplement to this prospectus carefully before you invest in these securities. The prospectus supplement may also supplement or update information contained in this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “MTH.”

Our principal executive offices are located at 18655 North Claret Drive, Suite 400, Scottsdale, Arizona 85255. Our telephone number is (480) 515-8100.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3 of this prospectus, our Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission and the applicable prospectus supplement for a discussion of certain factors that should be considered in evaluating an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2024.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

Types of Securities

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings.

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities of Meritage Homes Corporation, which may include full and unconditional, joint and several guarantees of the debt securities by certain of our direct and indirect subsidiaries;

•	common stock of Meritage Homes Corporation;

•	preferred stock of Meritage Homes Corporation;

•	warrants to purchase common stock, preferred stock or debt securities of Meritage Homes Corporation;

•	depositary shares of Meritage Homes Corporation;

•	rights to purchase common stock of Meritage Homes Corporation or other securities being registered;

•	stock purchase contracts issued by Meritage Homes Corporation;

•	stock purchase units issued by Meritage Homes Corporation; and

•	units consisting of any of the above securities.

This prospectus provides a general description of the securities we may offer hereunder. Each time we sell securities hereunder, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

When we sell securities, we will determine the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers.

Additional Information

We will describe in a prospectus supplement or supplements, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future. In each prospectus supplement we will include the following information:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	if applicable, information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offering and sale of the securities.

In addition, the prospectus supplement or supplements may also add, update or change the information contained in the prospectus.

Unless otherwise indicated in this prospectus, the terms “Meritage,” “Meritage Homes,” the “Company,” “we,” “our” and “us” refer to Meritage Homes Corporation and its subsidiaries and predecessors as a combined entity.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in any subsequent updates to those risk factors in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this prospectus or incorporated herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In general, “forward-looking statements” can be identified by use of words such as “expect,” “believe,” “estimate,” “project,” “forecast,” “anticipate,” “plan,” “intend,” “may,” “will,” “could,” and “should” and similar expressions.

Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Our past performance or past or present economic conditions in our housing markets are not indicative of future performance or conditions. Due to these inherent uncertainties, current or potential investors in our securities are urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward- looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time. As a result of these and other factors, the prices of our securities may fluctuate dramatically.

Important factors that could cause actual results to differ materially from those in forward-looking statements, and that could negatively affect our business include, but are not limited to, the following: increases in interest rates or decreases in mortgage availability, and the cost and use of rate locks and buy-downs; inflation in the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; shortages in the availability and cost of subcontract labor; the replication of our energy-efficient technologies by our competitors; the impact on our reputation from our commitment and disclosures related to environmental, social and governance matters; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations; liabilities and restrictions from regulations applicable to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the company with the Securities and Exchange Commission (the “SEC”), including those set forth in our Form 10-K for the year ended December 31, 2023 under the caption “Risk Factors,” which can be found on our website.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

Meritage Homes Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the SEC. The address of that web site is www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You may also find the reports, proxy statements and other information we file with the SEC on our website at www.meritagehomes.com.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this or another document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our business, prospects and financial condition.

Filing	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2023	February 14, 2024
Selected portions of our Definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Stockholders that are incorporated by reference in Part III of our Annual Report on Form 10-K for the year ended December 31, 2023	April 1, 2024
Quarterly Report on Form 10-Q for the quarter ended March 31, 2024	April 26, 2024
Current Report on Form 8-K	January 10, 2024
Current Report on Form 8-K	March 15, 2024

We incorporate by reference the description of Meritage Homes Corporation’s capital stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2019.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date of the closing of each offering, including all such documents we may file with the SEC after the date of this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information furnished under Item 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified therein as not incorporated by reference). You should review these filings as they may disclose changes in our business, products or financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of each offering will automatically supersede previous information included or incorporated by reference in the prospectus.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Meritage Homes Corporation

18655 North Claret Drive, Suite 400

Scottsdale, Arizona 85255

Attn: Investor Relations

(480) 515-8100

The information in this prospectus speaks only as of the date of this prospectus, unless the information specifically indicates that another date applies.

MERITAGE HOMES CORPORATION

Meritage Homes is a leading designer and builder of single-family attached and detached homes. We primarily build in historically high-growth regions of the United States and offer a variety of entry-level and first move-up homes. We have operations in three regions: West, Central and East, which are comprised of ten states: Arizona, California, Colorado, Utah, Texas, Florida, Georgia, North Carolina, South Carolina, and Tennessee. These three regions are our principal homebuilding reporting segments. We also operate a financial services reporting segment. In this segment, we offer title and escrow, mortgage, and insurance services. Carefree Title Agency, Inc., our wholly owned title company, provides title insurance and closing/settlement services to our homebuyers in certain states. Managing our own title operations allows us greater control over the entire escrow and closing cycles in addition to generating additional revenue. Meritage Homes Insurance Agency, Inc., our wholly owned insurance broker, works in collaboration with insurance companies nationwide to offer homeowners insurance and other insurance products to our homebuyers. Our financial services operations also provide mortgage services to our homebuyers through an unconsolidated joint venture.

Our homebuilding activities are conducted under the name of Meritage Homes in each of our homebuilding markets. At March 31, 2024, we were actively selling homes in 275 communities, with base prices ranging from approximately $203,000 to $1,074,000. Our average sales price on home closings and orders was approximately $433,400 and $430,200, respectively, for the year ended December 31, 2023.

We commenced our homebuilding operations in 1985 through our predecessor company, Monterey Homes. Meritage Homes Corporation was incorporated in the state of Maryland in 1988 under the name of Emerald Mortgage Investments Corporation. We changed our name to Homeplex Mortgage Investments Corporation in 1990 and merged with Monterey Homes in 1996, at which time our name was changed to Monterey Homes Corporation and later ultimately to Meritage Homes Corporation. Since that time, we have engaged in homebuilding and related activities. Meritage Homes Corporation operates as a holding company and has no independent assets or operations. Our homebuilding construction, development and sales activities are conducted through its subsidiaries.

Our principal executive office is located at 18655 North Claret Drive, Suite 400, Scottsdale, Arizona 85255. Our telephone number is (480) 515-8100.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include providing additional working capital, the development of new residential properties, the repayment, redemption, repurchase or retirement of existing debt, land acquisitions and possible acquisitions of other homebuilders, and the repurchase of our common stock. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities will be issued under an indenture between us and Regions Bank, as trustee, or another trustee chosen by us, qualified to act as such under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and appointed in a supplemental indenture with respect to a particular series. The indenture is governed by the Trust Indenture Act. We have summarized select portions of the indenture below. This summary is not complete. The indenture has been filed as an exhibit to the registration statement and we urge you to read the indenture. Capitalized terms used in the summary have the meaning specified in the indenture.

When we refer to “we,” “our,” “us,” the “Company” and “Meritage” in this section, we mean Meritage Homes Corporation unless the context otherwise requires or as otherwise expressly stated.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to that series.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be the direct, unsecured obligations of Meritage Homes Corporation and will rank equally with all of its other unsecured and unsubordinated indebtedness. Meritage Homes Corporation’s payment obligations under any series of debt securities may be guaranteed by one or more co-registrants.

We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities, whether the debt securities rank as senior debt securities, senior subordinated debt securities or subordinated debt securities, or any combination thereof;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities and the amount of principal that will be payable;

•

the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	the form and terms of any guarantee, including the terms of subordination, if any, of any debt securities;

•	any depositories, interest rate calculation agents or other agents with respect to the debt securities;

•	the right, if any, of holders of the debt securities to convert them into our common stock or other securities, including any provisions intended to prevent dilution of the conversion rights;

•

the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•	any provision requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be payable;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, or premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable;

•	any provisions relating to any security provided for the debt securities;

•

any addition to or change in the events of default with respect to the debt securities and any change in the right of the trustee or the requisite holders of the debt securities to declare the principal amount thereof due and payable upon the occurrence of an Event of Default;

•	the trustee, registrar or paying agent for the debt securities, if different than Regions Bank;

•

if applicable, that the debt securities, in whole or in specific part, shall be defeasible and, if other than by a board resolution, the manner in which any election by the Company to defease such debt securities shall be evidenced;

•	any addition to, change in or deletion from, the covenants described in this prospectus or in the indenture with respect to the debt securities; and

•	any other material terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series.

In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We will provide you with information on the material United States federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay taxes and fees required by law or permitted by the indenture.

Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we undergo a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

The indenture will contain certain covenants that require us and our subsidiaries to:

•	maintain the properties used in our business in good condition, repair and working order, reasonable wear and tear excepted;

•	maintain insurance customary in the industry;

•	comply with laws, if non-compliance would materially adversely affect our and our subsidiaries’ business, properties or financial condition, taken as a whole; and

•

maintain our existence, subject to certain exceptions provided in the indenture, and any rights, licenses and franchises unless, taken as a whole, the loss thereof is not adverse in any material respect to the Holders.

We will set forth in the applicable prospectus supplement any additional restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our and our subsidiaries’ properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than Meritage Homes Corporation) expressly assumes our obligations on the debt securities and under the indenture;

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are satisfied, including any that may be set forth in the applicable prospectus supplement.

Events of Default

Unless otherwise stated in the prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	our default in the payment of principal of or premium, if any, on any of the debt securities of such series when due and payable at maturity, upon redemption or otherwise;

•	our default in the payment of any interest upon any debt security of such series when it becomes due and payable, and continuance of that default for a period of 30 days;

•

an event of default as defined in the debt securities of that series or our failure to comply with any of our other agreements in the debt securities of such series or the indenture with respect to such series, which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events involving bankruptcy, insolvency or reorganization of the Company; and

•	any other event of default provided with respect to debt securities of that series which is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders) and subject to any prior notice requirements set forth in any supplemental indenture, declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on all debt securities of that series (or any amount that by the terms of such Securities is payable if maturity of such Securities is accelerated because of a default). In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind the acceleration if the rescission would not conflict with any judgement or decree and all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

Unless stated otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity satisfactory to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture or any series without notice to or the consent of the holders to:

•	create one or more additional series and establish its or their terms;

•	cure any ambiguity, defect or inconsistency;

•	evidence the assumption of a successor corporation of our obligations under the indenture;

•	comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	provide for uncertificated securities in addition to or in place of certificated securities;

•

add, change or eliminate any other provisions of the indenture so long as that change (i) does not apply to any then existing series of debt securities or modify the rights of the holder of any such security with respect to that provision or (ii) only becomes effective when there is no outstanding security of any series created prior to such supplemental indenture and entitled to the benefit of such provision;

•	make any change that does not adversely affect in any material respect the interests of the securityholders of any series;

•

to evidence and provide for the acceptance of appointment by a successor trustee or a separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee; and

•	add guarantors.

Subject to certain exceptions, we may amend the indenture or any series with the consent (which may include consents obtained in connection with a tender offer or exchange offer for that series of securities) of the holders of at least a majority in aggregate principal amount of the series of the securities then outstanding, and any existing default under, or compliance with any provision of, the indenture may be waived (other than any continuing default in the payment of the principal of or interest on the securities) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for that series of securities) of the holders of a majority in principal amount of the securities of that series then outstanding; provided that without the consent of each holder affected, we may not:

(1)	change the stated maturity of any security;

(2)	reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the securities;

(3)

reduce any premium payable upon optional redemption of the securities, change the date on which any securities are subject to redemption or otherwise alter the provisions with respect to the redemption of the securities;

(4)	make any security payable in money or currency other than that stated in the securities;

(5)	modify or change any provision of the indenture or the related definitions to affect the ranking of the securities or any security guarantee in a manner that adversely affects the holders;

(6)	reduce the percentage of holders necessary to consent to an amendment or waiver to the indenture or the securities;

(7)	impair the rights of holders to receive payments of principal of or interest on the securities;

(8)	release any guarantor from any of its obligations under its security guarantee or the indenture, except as permitted by the indenture; or

(9)	make any change in these amendment and waiver provisions.

Except for certain specified provisions, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that, subject to certain limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances Legal Defeasance

Legal Defeasance. The indenture provides that, if so provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations, including obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents and the rights, duties and immunities of and obligations to the trustee). We will be so discharged upon the deposit with the trustee, in trust, of money and/or non-callable U.S. government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal, premium and interest on the debt securities of that series on the stated date of payment thereof or the applicable redemption date, as the case may be.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, if so provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•

irrevocably depositing with the trustee, in trust, for the benefit of the holders, (i) cash in United States dollars, or (ii) non-callable U.S. Government Obligations, or a combination of cash and such non-callable U.S. Government Obligations, in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants (as to defeasance under clause (ii)), to pay the principal of, premium and interest on the outstanding debt securities of that series on the stated maturity of those payments or on the applicable redemption date, as the case may be, in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

Guarantees

Our payment obligations under any series of debt securities may be guaranteed by one or more of the co-registrants. The terms of any such guarantee will be set forth in the applicable prospectus supplement.

Global Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities, which will have an aggregate principal amount equal to that of the debt securities they represent. We will register each global security in the name of a depositary or nominee identified in a prospectus supplement and deposit the global security with the depositary or nominee. Each global security will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and other matters specified in the indenture or supplemental indenture.

No global security may be exchanged for debt securities registered, and no transfer of a global security may be registered, in the name of any person other than the depositary for the global security or any nominee of the depositary, unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be a clearing agency registered under the Exchange Act;

•	we execute and deliver to the trustee an officer’s certificate to the effect that the global security shall be so exchangeable; or

•	any other circumstances exist that may be described in the indenture or supplemental indenture and prospectus supplement.

We will register all securities issued in exchange for a global security or any portion of a global security in the names specified by the depositary.

As long as the depositary or its nominee is the registered holder of a global security, the depositary or nominee will be considered the sole owner and holder of the global security and the debt securities that it represents. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not:

•	be entitled to have the global security or debt securities registered in their names;

•	receive or be entitled to receive physical delivery of certificated debt securities in exchange for a global security; and

•	be considered to be the owners or holders of the global security or any debt securities for any purpose under the Indenture.

We will make all payments of principal, premium, and interest on a global security to the depositary or its nominee.

The indenture will authorize the Company, the trustee and the paying agent to act in accordance with the applicable procedures of the Depository Trust Company (“DTC”) or such other depositary for the debt securities. Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, referred to as “participants,” and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will only be shown on records maintained by the depositary or the participant. Likewise, the transfer of ownership interests will be effected only through the same records. Payments, transfers, exchanges, and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither we, the trustee, nor any of our agents will have responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising, or reviewing any records relating to the beneficial interests.

Concerning the Trustee

In the ordinary course of its business, Regions Bank, the trustee, has provided, and may in the future provide, investment banking, commercial lending, financial advisory and other services for us. The indenture contains, or will contain, limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture permits, or will permit, the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture provides, or will provide, that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York govern, or will govern, the indenture, the debt securities and the guarantees of debt securities and each holder of debt securities under the indenture submits (by their acceptance of the debt securities) to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York City for purposes of all legal proceedings arising out of or relating to the indenture, the debt securities or any guarantee thereof.

DESCRIPTION OF CAPITAL STOCK

This following information describes the general terms and provisions of our capital stock. This description is only a summary. Our restated articles of incorporation, as amended (the “charter”), and our amended and restated bylaws (the “bylaws”) have been filed as exhibits to the registration statement.

Common Stock

We are authorized to issue up to 125,000,000 shares of common stock, $0.01 par value per share, of which 36,319,014 shares were outstanding as of April 22, 2024.

Holders of shares of common stock are entitled to participate equally and ratably in dividends and in distributions available for the common stock on liquidation. Future cash dividends, if any, will depend upon our financial condition, results of operations, capital requirements, compliance with debt covenants of existing and future indebtedness and credit facilities, as well as other factors considered relevant by our board of directors. Each share is entitled to one vote for the election of directors and upon all other matters on which the common stockholders vote. Holders of common stock do not have preemptive rights and are not entitled to cumulative votes in the election of directors.

Our common stock is listed under the symbol “MTH” on the New York Stock Exchange. The transfer agent and registrar for our common stock is Computershare, Inc.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were outstanding as of the date of this prospectus. The board of directors has the authority to determine the terms of our preferred stock without further stockholder approval. We may issue shares of preferred stock from time to time, in one or more series, as authorized by our board of directors without stockholder approval. Prior to issuance of shares of each series, the board of directors is required by the Maryland General Corporation Law (the “MGCL”) and our charter to fix for each series, as permitted by Maryland law, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption.

If we issue preferred stock with voting rights, it could make it more difficult for a third party to acquire control of us and could adversely affect the rights of holders of common stock. Preferred stockholders typically are entitled to satisfaction in full of specified dividend and liquidation rights before any payment of dividends or distribution of assets on liquidation can be made to holders of common stock. Also, any voting rights granted to our preferred stock may dilute the voting rights of our common stock. Under some circumstances, control of us could shift from the holders of common stock to the holders of preferred stock with voting rights. Certain fundamental matters requiring stockholder approval (such as mergers, sale of assets and certain amendments to our charter) may require approval by the separate vote of the holders of preferred stock in addition to any required vote of the common stock.

Certain Provisions of Maryland Law

We are incorporated in Maryland and are subject to the provisions of the MGCL, certain of which provisions are discussed below.

Business Combinations. Under the Maryland Business Combination Act, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.

These business combinations include certain mergers, consolidations, share exchanges or asset transfers, loans, transfers or issuances or reclassifications of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by the outstanding shares of voting stock of the corporation voting together as a single voting group; and

•

two-thirds of the votes entitled to be cast by the holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder voting together as a single voting group.

These super-majority vote requirements do not apply to certain business combinations if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares and the corporation and interested stockholder meet certain other requirements.

The MGCL provides for various exemptions from its provisions, including business combinations that are exempted by resolution of the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

The business combination statute could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

A Maryland corporation may opt out of the statute by provision in its charter or by resolution of its board of directors. No such charter provision or board resolution has been adopted by us.

Control Share Acquisitions. The Maryland Control Share Acquisition Act provides that “control shares” (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) of a Maryland corporation acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of outstanding control shares) have no voting rights, except to the extent approved by our stockholders by the affirmative vote of at least two thirds of the votes entitled to be cast on the matter, excluding all interested shares. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of common stock. We cannot give any assurance that such provision will not be amended or eliminated at any time in the future.

Certain Provisions of our Charter and Bylaws

Our charter and bylaws include provisions that could make a change in control more difficult. These provisions are intended to preserve the continuity and stability of our board of directors and the policies formulated by our board of directors, as well as avoid unintended ownership changes and preserve the value of our tax benefits for future utilization. The following is a summary of the provisions or our charter and bylaws that we consider material, but does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our charter and bylaws.

Classified Board. As provided in our charter, our directors are divided into two classes serving staggered terms expiring at the second annual meeting following the election. This could make it more difficult to change the composition of the board, since not all members are up for election at the same time.

NOL Protective Amendment. In 2009, we amended Article VIII of our charter to preserve the long-term value of our accumulated net operating losses (“NOLs,” and such mechanism to preserve our NOLs, the “NOL Protective Amendment”). The benefit of our NOLs would be significantly reduced if we were to experience an “ownership change” as defined in Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended. Under Section 382, calculating whether an “ownership change” has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of the Section 382 provisions, as well as limitations on the knowledge that any publicly-traded company can have about the ownership of and transactions in its securities. In the event of an “ownership change,” we would only be allowed to use a limited amount of NOLs to offset our taxable income subsequent to the “ownership change.” The NOL Protective Amendment was adopted to combat that possible situation and ensure an ownership change does not occur.

Article VIII could be deemed to have an “anti-takeover” effect because, among other things, it restricts the ability of a person, entity or group to accumulate 4.9% or more of our common stock and the ability of persons, entities or groups now owning 4.9% or more of common stock from acquiring additional shares of common stock, without the approval of the board of directors or a duly authorized committee thereof. Accordingly, any direct or indirect transfer attempted in violation of the restrictions in the charter would be void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of common stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such common stock, or in the case of options, receiving common stock in respect of their exercise. The board of directors has the discretion to approve a transfer of common stock that would otherwise violate the transfer restrictions if it determines that such transfer is in our best interests.

Stockholder Special Meeting Procedures. Our bylaws provide that a special meeting may be called by stockholders holding at least 50% of the votes entitled to be cast. In addition, our bylaws limit the matters that can be acted upon at a stockholders meeting to those included in the notice for such meeting or brought before the meeting by the board of directors or the chief executive officer (“CEO”).

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting. These stockholder notice procedures provide that nominations of individuals for election as directors and proposals of other business may only be made (a) by or at the direction of the board of directors; (b) pursuant to the notice of meeting; or (c) by a stockholder who was a stockholder at the time of giving notice, the record date for the meeting and the time of the annual meeting, and has given timely written notice to our secretary before the meeting at which directors are to be elected. To be timely, a stockholder’s nomination or notice must be delivered to or mailed and received by our secretary at our principle executive offices not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary date of the proxy statement for the preceding year’s annual meeting, provided that in the event the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made.

In addition, under these stockholder notice procedures, a stockholder’s notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors will be required to contain specified information and a stockholder must comply with all applicable laws in proposing business and in nominating directors. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, the individual will not be eligible for election as a director, or the business will not be transacted at the meeting, as the case may be.

Other provisions of the MGCL and our charter and bylaws may also have the effect of delaying or preventing a change of control, even where the stockholders may consider it to be favorable. These provisions could also prevent or hinder an attempt by stockholders to replace our current directors and include: (i) a classified board of directors; (ii) a provision that directors may only be removed for cause; (iii) a limitation on the maximum number of directors; and (iv) the ability of the board of directors to designate and cause us to issue shares of our preferred stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities or two or more of these types of securities. Warrants may be issued independently or together with our common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

The prospectus supplement relating to a particular issue of warrants to purchase common stock, preferred stock or debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock, preferred stock or debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

•	if applicable, the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	if applicable, the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions applicable to the warrants, if any;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any depositary shares, rights, stock purchase contracts or stock purchase units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities that may be offered by this prospectus may be sold:

•	through agents;

•	to or through underwriters;

•	to or through broker-dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through other methods described in a prospectus supplement.

Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us, from the purchasers of the securities or from both us and the purchasers. The compensation received may be in excess of customary discounts, concessions or commissions. Any underwriters, dealers, agents or other investors participating in the distribution of the securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and compensation and profits received by them on sale of the securities may be deemed to be underwriting commissions, as that term is defined in the rules promulgated under the Securities Act.

Each time the securities are offered by this prospectus, the prospectus supplement, if and to the extent required, will set forth:

•	the name of any underwriter, dealer or agent involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers or agents;

•	any over-allotment option under which any underwriters may purchase additional securities from us;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	the anticipated date of delivery of the securities.

The securities may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include crosses or block trades:

•	exchange offers or other transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. This prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

To comply with the securities laws of certain states, if applicable, the securities offered by this prospectus will be offered and sold in those states only through registered or licensed brokers or dealers.

Agents, underwriters and dealers may be entitled under agreements entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their respective affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Our common stock is listed on the New York Stock Exchange. Unless otherwise specified in the applicable prospectus supplement, each other class or series of securities issued will be a new issue with no established trading market. We may elect to list any other class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Concurrently with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may offer from time to time our common stock by means of a separate prospectus supplement. In addition, we may agree to loan common stock to affiliates of the underwriters, dealers or agents for such debt securities or common stock, which affiliates we refer to as the “share borrowers,” pursuant to a share lending agreement to be described in the applicable prospectus supplement. Such share borrowers may use the borrowed shares or the proceeds therefrom to facilitate transactions by which investors in our debt securities may hedge their investments in such debt securities. In connection with facilitating those transactions, the share borrowers and their affiliates may receive customary, negotiated fees from investors.

In connection with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may enter into convertible debt security hedge transactions with affiliates of the underwriters. Such convertible debt security hedge transactions may reduce the potential dilution to us upon conversion of such debt securities. We may apply a portion of the net proceeds from the sale of the debt securities to pay the cost of such convertible debt security hedge transactions.

In connection with establishing an initial hedge of these transactions, the hedge counterparty or its affiliates may enter into various derivative transactions with respect to our common stock, concurrently with or shortly after the pricing of such debt securities. These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of such debt securities.

In addition, the hedge counterparty or its affiliates will likely modify its hedge position following the pricing of such debt securities from time to time by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of such debt securities (including during any settlement period in respect of any conversion of such debt securities). The effect, if any, of any of these transactions and activities on the market price of our common stock or such debt securities will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could impact the price of our common stock and the value of such debt securities and, as a result, the value of the consideration and the number of shares, if any, that an investor would receive upon conversion of such debt securities and, under certain circumstances, such investor’s ability to convert such debt securities.

LEGAL MATTERS

Snell & Wilmer L.L.P., Phoenix, Arizona and Venable LLP, Baltimore, Maryland have issued opinions regarding the validity of the securities being offered by this prospectus. In rendering its opinion, Snell & Wilmer L.L.P. will rely upon the opinion of Venable LLP as to all matters governed by the laws of the State of Maryland. We have filed the opinions as exhibits to the registration statement of which this prospectus is part. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

The financial statements of Meritage Homes Corporation incorporated by reference in this prospectus and the effectiveness of Meritage Homes Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

$500,000,000

Meritage Homes Corporation

5.650% Senior Notes due 2035

Prospectus Supplement

(to Prospectus dated April 30, 2024)

Joint Book-Running Managers

J.P. Morgan

BofA Securities

Goldman Sachs & Co. LLC

Mizuho

Fifth Third Securities

PNC Capital Markets LLC

Regions Securities LLC

Truist Securities

US Bancorp

Co-Managers

Texas Capital Securities

Wedbush Securities

Comerica Securities

February 27, 2025